Western Asset Emerging
Markets Closed-End Funds
Merger Completed and Share
Conversion Prices Announced


NEW YORK, December 19, 2016 /
Business Wire / -- Western
Asset Emerging Markets Debt
Fund Inc. (NYSE: ESD)
announced today the
completion of the mergers of
Western Asset Emerging
Markets Income Fund Inc.
(previously NYSE: EMD) with
and into ESD and Western
Asset Worldwide Income Fund
Inc. (previously NYSE: SBW)
with and into ESD. Effective
immediately, both, EMD and
SBW stockholders became ESD
stockholders.

Effective immediately, ESD
will change its NYSE ticker
symbol from ESD to the ticker
symbol EMD.

Each EMD and SBW share
converted into an equivalent
dollar amount (to the nearest
$0.0001) of full shares of
ESD. The conversion price was
based on each Fund's net
asset value (NAV) per share
calculated at the close of
business on Friday, December
16, 2016.

NAV, as of 12/16/16 market
close

EMD
$12.0770
SBW
$12.2768
ESD
$16.8796


The conversion ratios were
calculated at 0.715479 common
shares of ESD for each EMD common
share and 0.727316 common shares of
ESD for each SBW common share. ESD
did not issue any fractional shares
to EMD and SBW stockholders. In
lieu thereof, ESD purchased all
fractional shares at the current
NAV and remitted the cash proceeds
to former EMD and SBW stockholders
in proportion to their fractional
shares.

ESD's post-merger net assets
totaled $1,025,371,797 and its NAV
per common share was $16.88 based
on approximately 60,746,222 shares
outstanding, as of the close of
business on December 16, 2016.

EMD, SBW and ESD are non-
diversified closed-end management
investment companies managed by
Legg Mason Partners Fund Advisor,
LLC, a wholly owned subsidiary of
Legg Mason, Inc., and sub-advised
by Western Asset Management
Company, which is also a subsidiary
of Legg Mason, Inc.

Contact each Fund at 1-888-777-0102
for additional information, or
consult each Fund's web site at
www.lmcef.com. Hard copies of each
fund's complete audited financial
statements are available free of
charge upon request.



All data and commentary provided
within this press release is for
informational purposes only. Legg
Mason, Inc. and its affiliates do
not engage in the sale of shares of
the Funds. The shares of Western
Asset Emerging Markets Debt Fund
Inc. (New NYSE Symbol: EMD) are
traded on the New York Stock
Exchange.

Media Contact: Maria Rosati, (212)-
805-6036, mrosati@leggmason.com